Exhibit 99.1
Press Release Dated October 23, 2006

NEWS RELEASE
October 23, 2006

Farmers Capital Bank Corporation Declares Special Dividend & Regular Dividend

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that its Board of Directors approved a special one-time $0.11 per share cash dividend in addition to its regular quarterly cash dividend of $0.33 per share on the Company’s common stock. Both dividends are payable on January 1, 2007 to shareholders of record at the close of business on December 1, 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 38 banking locations in 25 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Capital Market tier under the symbol: FFKT.